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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of TESARO, Inc. for the registration of common stock, debt securities, preferred stock, warrants and units and to the incorporation by reference therein of our report dated February 20, 2013, with respect to the consolidated financial statements of TESARO, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 28, 2013

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm